Exhibit 3.7

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF PREFERENCES

OF

CLASS J CONVERTIBLE PREFERRED STOCK

OF

FAO, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

The undersigned, Jerry R. Welch and Raymond P. Springer, hereby certify that (1) they are the President and Chief Executive Officer, and the Executive Vice President and Chief Financial Officer, respectively, of FAO, Inc., a Delaware corporation (the “Corporation”), and (2) under authority given by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

WHEREAS, the Certificate of Incorporation provides for a class of shares known as “Preferred Stock,” issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them;

WHEREAS, the Certificate of Incorporation provides that the Corporation is authorized to issue Five Million (5,000,000) shares of Preferred Stock;

WHEREAS, the Board of Directors of the Corporation has determined that Fifty Thousand (50,000) shares of Preferred Stock shall be designated as Class J Convertible Preferred Stock;

WHEREAS, the Corporation filed a Certificate of Designation of the Class J Convertible Preferred Stock on the date hereof; and

WHEREAS, the Corporation, prior to any issuance of shares of the Class J Convertible Preferred Stock, desires to amend and restate the Certificate of Designation of the Class J Convertible Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article Sixth of the Certificate of Incorporation, the Board of Directors hereby amends and restates the Certificate of Designation of the Class J Convertible Preferred Stock, which creates the Corporation’s Class J Convertible Preferred Stock and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to the Class J Convertible Preferred Stock as follows:

I.                                         Designation and Amount.  The number of shares constituting the Class J Convertible Preferred Stock, par value $0.001 per share (the “Class J Preferred Stock”), shall be Fifty Thousand (50,000) shares.  The Class J Preferred Stock shall be issuable in series as provided herein.  The number of shares constituting the initial series of Class J Preferred Stock, the “Class J Convertible Preferred Stock, Series A” (the “Series A Preferred”) shall be Five Thousand (5,000) shares.  Subsequent series of the Class J Preferred Stock, each of which shall have identical terms, conditions, rights and preferences to the Series A Preferred except that their respective conversion rates may differ as set forth in Section II.A below, shall be issued in such numbers as may be required to pay any dividend on the Class J Preferred Stock that the Corporation elects, under Section II.A below, to pay with PIK Shares (as defined below).

II.                                     Dividends and Distributions.

A.           Dividends. The holders of Class J Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds of the Corporation legally available therefor, on any shares of Class J Preferred Stock that have not been converted pursuant to Section IV, dividends, at the rate of sixty dollars ($60.00) per share per annum, or 6% per annum (the “Dividend Rate”), of the liquidation preference of one thousand dollars ($1,000.00) per share, on the Class J Preferred Stock, which dividends shall be cumulative, shall accrue on a daily basis without interest from the date of issuance of the Class J Preferred Stock (or, in the case of dividends on PIK Shares (as defined below), from the date on which such PIK Shares were payable in lieu of cash dividends), and shall be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each a “Class J Payment Date”), commencing December 1, 2003 (except that if any such date is not a Business Day, then such dividend shall be payable on the next succeeding day that is a Business Day) to the holders of record as they appear on the stock transfer books of the Corporation on the fifteenth day of the month preceding such Class J Payment Date (each a “Record Date”).  The accumulation and accrual of dividends on the Class J Preferred Stock shall occur regardless of whether the Corporation shall have funds legally available for the payment of dividends. The amount of dividends payable per share of Class J Preferred Stock for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Prior to December 23, 2005 the Corporation may, in lieu of the payment of dividends in cash on the Class J Preferred Stock, pay dividends on all outstanding shares of Class J Preferred Stock through the issuance of additional shares (or fractions thereof) of Class J Preferred Stock (“PIK Shares”), having an aggregate liquidation preference equal to the amount of such dividends and a conversion rate equal to the Closing Price (as defined herein) on the relevant Class J Payment Date.  The PIK Shares so issued with respect to each Class J Payment Date shall be a new separate series of Class J Preferred Stock.  The first of such series of PIK Shares shall be designated “Class J Convertible Preferred Stock, Series B” and each subsequent series, if any, of PIK Shares shall have a similar designation with the next succeeding letter to denote its particular series.  On each such Class J Payment Date that the Corporation is to pay dividends in PIK Shares, the Corporation shall issue and deliver PIK Shares to the holders of Class J Preferred Stock entitled to such dividend payments or make a record of such dividend on books kept by the Corporation for such purpose and, upon request, issue and deliver PIK Shares to evidence any such record entry to the holder making such request.  The issuance of such PIK Shares shall constitute “payment” of the related dividend for all purposes of this Certificate of Designation.

In no event, so long as any Class J Preferred Stock shall remain outstanding, shall (i) any dividend whatsoever be declared or paid upon, nor any distribution be made upon, any Common Stock, or any other capital stock of the Corporation ranking junior to the Class J Preferred Stock as to the payment of dividends (“Junior Dividend Stock”), other than a dividend or distribution payable only in shares of Common Stock or Junior Dividend Stock, unless and until all accrued and unpaid dividends on the Class J Preferred Stock, including the full dividend for the then current period, shall have been paid or declared and set apart for payment, (ii) (A) except as set forth in clause (B) following, any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any other capital stock of the Corporation ranking on a parity as to the payment of dividends (the “Parity Dividend Stock”), for any period unless and until cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment of the Class J Preferred Stock and such Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends and (B) when dividends are not paid in full upon the Class J Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Class J Preferred Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Class J Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Class J Preferred Stock and Parity Dividend Stock bear to one another, (iii) without the written consent of the Majority Holders, any shares of Common Stock, Junior Dividend Stock or Parity Dividend Stock be purchased or redeemed by the Corporation, nor (iv) any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, Junior Dividend Stock or Parity Dividend Stock.  No cash dividend shall be declared or paid on any Common Stock unless at the same time a like proportionate dividend shall be declared or paid on the Class J Preferred Stock, to be determined on an as-converted basis with each holder of Class J Preferred Stock receiving such proportionate dividend based on the number of shares of Common Stock into which its shares of Class J Preferred Stock are convertible.  The Corporation’s Class I Convertible Preferred Stock, par value $0.001 per share (“Class I Preferred Stock”), shall be Parity Dividend Stock.

B.             Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class J Preferred Stock shall be entitled to receive with respect to each share, out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, plus a sum equal to One Thousand Dollars ($1,000.00) per share (the “Class J Preferred Liquidation Preference”), and no more, before any payment shall be made or any assets distributed to holders of Common Stock or any other capital stock of the Corporation ranking junior to the Class J Preferred Stock as to the payment upon liquidation, dissolution or winding up, including, without limitation, all classes and series of Preferred Stock hereafter issued by the Corporation (unless such later issued class or series has parity or is senior in priority and has been permitted under Section III) (collectively, “Junior Liquidation Stock”).  The Class J Preferred Stock shall be senior as to liquidation to the Common Stock and all Junior Liquidation Stock.  In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Class J Preferred Stock and any other class or series of the Corporation’s capital stock which has or may hereafter have parity as to liquidation rights with the Class J Preferred Stock (the “Parity Liquidation Stock”), the holders of the Class J Preferred Stock and the holders of the Parity Liquidation Stock, if any, shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts).  The Class I Preferred Stock shall be Parity Liquidation Stock.  After payment in full of the liquidation preferences of the Class J Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation.  For purposes of this Section II.B, (i) a merger or consolidation of the Corporation with or into any other corporation or entity (other than a mere reincorporation transaction), or a reorganization or exchange of outstanding securities of the Corporation, in which the Corporation’s stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the voting securities of the surviving corporation or entity (or its parent), or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation, and shall entitle the holders of Class J Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in the immediately succeeding sentence) the Class J Preferred Liquidation Preference, before any payment shall be made or assets distributed to any Junior Liquidation Stock, including the Common Stock.  When the distribution provided in this Section II.B shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.  The holder of any shares of Class J Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section II.B until such holder shall cause to be delivered to the Corporation (i) certificate(s) representing such shares of Class J Preferred Stock and (ii) transfer instruments satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free and clear of any adverse interest.

III.         Voting Rights.  The holders of the Class J Preferred Stock shall be entitled to vote with the holders of the Common Stock with respect to each matter on which the holders of the Common Stock are entitled to vote, and such vote shall be determined on an as-converted basis with each share of Class J Preferred Stock providing its holder with a number of votes equal to the number of shares of Common Stock into which such share of Class J Preferred Stock is convertible.

In addition, consent of the Majority Holders (unless the consent of a greater percentage is required by applicable law or the Certificate of Incorporation as then in effect), voting together as a single class, will be required for (a) each amendment of the Certificate of Incorporation as then in effect which adversely affects the relative rights, preferences, qualifications, limitations or restrictions of the Class J Preferred Stock, (b) any action that, except as contemplated herein, creates any new class or series of shares having preference over or being on a parity with the Class J Preferred Stock in respect of the payment of dividends, upon liquidation, dissolution or winding up of the Corporation, or (c) any reclassification of the Class J Preferred Stock.  Notwithstanding the foregoing, no amendment of this Certificate of Designation shall affect the conversion rights granted under Section IV.A with respect to any non-consenting holder of Class J Preferred Stock and no amendment shall take effect as to any such holder prior to a date that is 10 Business Days after receipt by such holder of notice from the Corporation of requisite consent to such amendment.  Except for such consent rights and such voting rights as may be provided by applicable law or herein, the Class J Preferred Stock shall have no voting rights as a separate class except the right to vote as a separate class as to any matters regarding the modification of the rights, privileges or terms of the Class J Preferred Stock.  Any required vote of the Class J Preferred Stock as a separate class will be accomplished by the vote of a majority of the shares of such class.  A class vote on the part of the Class J Preferred Stock specifically shall not be required (except as otherwise required by law or resolution of the Corporation’s Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock that ranks junior to the Class J Preferred Stock in respect of the payment of dividends, upon liquidation, dissolution or winding up of the Corporation or (b) the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation not convertible into or exchangeable, directly or indirectly, for stock ranking prior to the Class J Preferred Stock in respect of the payment of dividends, upon liquidation, dissolution or winding up of the Corporation.  No series of the Class J Preferred Stock shall have the right to vote as a separate series class except as required by applicable law.

In addition, the holders of the shares of Class J Preferred Stock shall have such other voting rights as otherwise provided herein, including without limitation, Section V.

IV.  Conversion

A.   Voluntary Conversion.

(i)  Right to Convert.  Any time, and from time to time, each share of any series of Class J Preferred Stock shall, at the option of the holder thereof, be convertible into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the Class J Preferred Liquidation Preference by the Conversion Rate (as defined below) for such series and by surrender of such share of Class J Preferred Stock so to be converted in the manner provided in Section IV.A(ii).  “Conversion Rate” means (i) for the Series A Preferred, $1.95, as adjusted from time to time as provided herein, and (ii) for each other series of Class J Preferred Stock which are PIK Shares, the conversion rate for such PIK Shares established pursuant to Section II.A, as adjusted from time to time as provided herein.  The Conversion Rate for the Series A Preferred, as adjusted from time to time as provided herein,  shall be referred to herein as the “Conversion Price.”

(ii)  Mechanics of Voluntary Conversion.  In order to exercise the voluntary conversion privilege set forth in Section IV.A, the holder of one or more shares of Class J Preferred Stock to be converted shall surrender such shares to the Secretary of the Corporation at the Corporation’s principal executive office, accompanied by the funds, if any, required to pay transfer or similar taxes and shall give written notice (the “Conversion Notice”) to the

Corporation that such holder elects to convert all or a specified number of such shares and stating in such Conversion Notice, his name or the name or names of his nominees in which he wishes the certificate or certificates for Common Stock to be issued, together with instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney.  As promptly as practicable after the surrender of such shares of Class J Preferred Stock and the receipt of the Conversion Notice, instruments of transfer and funds to pay any transfer or similar tax, if any, as aforesaid, the Corporation shall issue and deliver at such offices to such holder of Class J Convertible Preferred Stock, or to his nominee or nominees, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which such holder shall be entitled as aforesaid in accordance with Section IV.C and, if less than the full number of shares of Class J Preferred Stock evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Class J Preferred Stock evidenced by such surrendered certificate less the number of such shares of Class J Preferred Stock being converted.  Any conversion made at the election of a holder of Class J Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of such shares to be converted, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

B.   Mandatory Conversion.

(i)                                     Trading Price Level.  On or after April 15, 2008, if the Closing Price per share of the Common Stock is 200% of the Conversion Price or greater for 20 consecutive trading days, and if all accrued but unpaid dividends on the Class J Preferred Stock shall have been paid in full, all outstanding shares of the Class J Preferred Stock (whether certificated or merely recorded as PIK Shares) shall automatically convert into fully paid and nonassessable shares of Common Stock at their respective Conversion Rates.  For purposes of this Certificate of Designation, the term “Closing Price” on any day shall mean the last reported sales price on such day or, in case no such sale takes place on such day, the average of the reported closing high and low quotations, in each case on the principal national securities market or quotation system on which the Common Stock is then traded or quoted, or, if the Common Stock is then not so traded or quoted, the average of the high bid and low asked quotations of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if no such quotations are available, the fair market value of the Common Stock as determined by any New York Stock Exchange member firm selected from time to time by the Board of Directors for such purpose.

(ii)                                  Cash Payment of Remaining Dividends.  Prior to April 15, 2008, the Corporation may convert any or all of the outstanding shares of Class J Preferred Stock (whether certificated or merely recorded as PIK shares) into fully paid and nonassessable shares of Common Stock at their respective Conversion Rates, upon the payment to the holders of such Class J Preferred Stock of cash in an amount equal to all accrued but unpaid dividends thereon to the date of conversion at the Dividend Rate plus the net present value (discounted at the Dividend Rate) of all dividends that would have accrued with respect to such Class J Preferred Stock between the date of conversion and April 15, 2008 pursuant to Section II.A hereof, assuming in each case that such dividends were payable in cash.

(iii)                               Mechanics of Mandatory Conversion.  Notice of any mandatory conversion of the Class J Preferred Stock (“Mandatory Conversion Notice”) specifying the time of conversion, the Conversion Rates and the Closing Price history of the Common Stock or the cash payment of remaining dividends payable as PIK Shares, as applicable, and the paragraph pursuant to which such conversion is required, shall be mailed by certified or registered mail, return receipt requested, at the address for such holder shown on the Corporation’s records.  In the case of mandatory conversion made at the election of the Corporation, such Mandatory Conversion Notice shall be mailed not more than one hundred twenty (120) nor less than thirty (30) days prior to the date on which such conversion is to be made, with respect to the Class J Preferred Stock.  Upon mailing any Mandatory Conversion Notice, the Corporation shall issue and deliver at its principal executive office to each holder of Class J Preferred Stock who returns his Class J Preferred Stock certificate, or to his nominee or nominees, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which such holder shall be entitled as aforesaid in accordance with Section IV.C.  Any conversion made at the election of the Corporation shall be deemed to have been made immediately prior to the close of business on the date of mailing of the Mandatory Conversion Notice, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.  On the date of such mailing, the certificates representing the Class J Preferred Stock shall be null and void and shall no longer represent an interest in the Corporation and dividends shall cease to accrue thereon.  Any Mandatory Conversion Notice that is mailed as provided in this subsection (iii) shall be conclusively presumed to have been duly given, whether or not the holder of the Class J Preferred Stock receives such notice; and failure to give such notice or any defect in such notice shall not affect the validity of the proceedings for the mandatory conversion of Class J Preferred Stock.

C.             Fractional Shares.  No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Class J Preferred Stock.  In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any shares of Class J Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the closing price of the Common Stock (as reported on the national exchange or quotation system on which the Common Stock is then traded or, if the Common Stock is not then traded on such an exchange or system, as determined in good faith by the Board of Directors of the Corporation) on the Business Day next preceding the day of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such shares.

D.            Adjustments to Conversion Rate.

(i)             Below-Market Issuance.  In the event that the Corporation sells Common Stock at a price below Fair Market Value (as defined below)  or issues options or warrants (excluding warrants issued in connection with the letter of credit transaction described in Section 7 of the Securities Purchase Agreement relating to the initial sale of the Series A Preferred) to purchase Common Stock at a price below Fair Market Value, the Conversion Rates for each series of Class J Preferred Stock shall be adjusted to equal the product obtained by multiplying the Conversion Rate in effect immediately prior to such sale (or issuance) by the quotient obtained by dividing:

(a)                                  the sum of:

(1)  the product obtained by multiplying (x) the per share price at which such Common Stock was sold (or in the case of an option or warrant, the lowest price at which such option or warrant may be exercised) by (y) the number of shares of Common Stock so sold (or the maximum number of shares for which such option or warrant may be exercised) (the “New Shares”), plus

(2)  the product obtained by multiplying (x) Fair Market Value by (y) the number of shares of Common Stock outstanding immediately prior to the time of such sale (or issuance) (the “Outstanding Shares”), by

(b)                                 the product obtained by multiplying:

(1) Fair Market Value, by

(2)  the sum of (x) the New Shares plus (y) the Outstanding Shares.

“Fair Market Value” on any date shall mean the fair market value of a share of Common Stock on such date as determined by the Corporation’s Board of Directors or any special committee of independent directors thereof.

(ii)          Splits, Distributions, Etc.  In the event of any split, distribution, recapitalization or combination of the Common Stock, or other similar event, then the Conversion Rate shall be adjusted so that the holder of a share of Class J Preferred Stock will receive upon surrendering such share for conversion the aggregate percentage of the outstanding shares of Common Stock that such holder would have received if the share had been submitted for conversion immediately prior to such split, distribution, recapitalization, combination, or other similar event.

(iii)       Merger, Consolidation, Etc.  If the Corporation shall be party to any merger, consolidation, share exchange, separation, reorganization or liquidation of the Corporation, or other similar event (collectively, an “Event”), as a result of which Common Stock of the Corporation shall be changed into the same or a different percentage of the same or another type of Common Stock or securities of the Corporation or another entity, then the Conversion Rate shall be adjusted so that a holder submitting shares of Class J Preferred Stock for conversion after such Event shall receive the aggregate percentage and type of Common Stock or securities of the Corporation or another entity that such holder would have received if the share had been submitted for conversion immediately prior to such Event.

E.              No Impairment.  The Corporation will not through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section IV and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Class J Preferred Stock against impairment.  Without limiting the generality of the foregoing, the Corporation (i) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of Common Stock on the conversion of the Class J Preferred Stock, and (ii) will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock issuable after the action upon the conversion of all of the shares of Class J Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation and available for the purpose of issue upon such conversion.

F.              Certificate as to Adjustments.  Whenever there shall be an adjustment to the Conversion Rate pursuant to Section IV.D, the Corporation shall forthwith notify the holders of Class J Preferred Stock of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.  The Corporation shall, as promptly as practicable following its receipt of the written request of any holder of shares of Class J Preferred Stock, furnish or cause to be furnished to such holder a like notice.

G.   Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Class J Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

V.             Events of Default and Right to Elect Directors.  If the Corporation is in material breach of any of its obligations under this Certificate of Designation, and the Corporation has not cured such breach within 30 days (ten days in the case of any payment default) of receipt of written notice thereof (an “Event of Default”), and no shares of the Class I Preferred Stock are then outstanding, then the holders of the Class J Preferred Stock shall have the right, voting together as a single class, to elect the smallest number of directors constituting a majority of the authorized number of directors of the Corporation, and the holders of the other classes of the Corporation’s capital stock entitled to vote thereon shall have the right to elect the remaining members of the Board of Directors.  Such special voting rights shall terminate when all Events of Default have been cured.  At any time after the right to elect directors is vested in Class J Preferred Stock, and at any time after such special voting rights terminate, the holders of 5% or more of the outstanding Class J Preferred Stock, as a single class, or the holders of 5% or more of the outstanding other classes of the Corporation’s capital stock entitled to vote thereon, as the case may be, shall have a right to call a special meeting of stockholders for the election of directors.  Such right shall be exercisable by delivering a written request for a special meeting to the Corporation at its principal executive office or to any senior officer of the Corporation.  Within ten days after delivery of such written request, the Board of Directors shall call a special meeting of stockholders for the election of directors, to be held on not less than 30 days after receipt of the written request for a special meeting.  If the notice is not given within 20 days after receipt of the request, the stockholders requesting the meeting may also call such meeting and for such purpose shall have access to the stock books and records of the Corporation.  Upon the election of directors by the holders of the Class J Preferred Stock and the other classes of the Corporation’s capital stock entitled to vote thereon at a special meeting or by written consent, the terms of office of all persons who were directors immediately prior thereto shall terminate, and the directors so elected by the Class J Preferred Stock and such other classes of the Corporation’s capital stock shall constitute the directors of the Corporation and serve until the next annual meeting or until a subsequent meeting of stockholders held after termination of the special voting rights of the Class J Preferred Stock.  Upon the election of directors by the stockholders at a special meeting held after termination of the special voting rights of the Class J Preferred Stock or by written consent made after such termination, the terms of office of all persons who were directors immediately prior thereto shall terminate, and the directors elected by the stockholders at the special meeting by the stockholders shall constitute the directors of the Corporation and serve until the next annual meeting.

VI. Miscellaneous.  This Certificate of Designation shall also be governed by the following:

A.           Amendment and Waiver.  This Certificate of Designation may be amended or otherwise altered in accordance with applicable law and Section III.  No amendment, modification or waiver of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon.  No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege hereunder, shall operate as a waiver, amendment or modification of any provision of this Certificate of Designation.

B.             Reacquired Shares.  Any shares of Class J Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock of the Corporation, undesignated as to class or series.

C.             Registration.  The Corporation shall keep at its principal executive office (or such other place as the Corporation reasonably designates) a register for the registration of Class J Preferred Stock.  Upon the surrender of any certificate designated as Class J Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate (i) if prior to the conversion thereof, the number of shares of Class J Preferred Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), and (ii) if on or after the conversion thereof, the number of shares of Common Stock into which the shares of Class J Preferred Stock represented by such certificate have been converted, in each case subject to the requirements of applicable securities laws and any other applicable restrictions.  Each such new certificate shall be registered in such name as shall be requested by the holder of the surrendered certificate.

D.            Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit and indemnity of the registered holder, including a bond if so requested by the Corporation, shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, Class J Preferred Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is a financial institution, its own agreement of indemnity shall be satisfactory), or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate (i)  if prior to the conversion thereof, a new certificate of like kind representing the number of shares of Class J Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate and (ii) if on or after the conversion thereof, a new certificate representing the number of shares of Common Stock represented by such lost, stolen or destroyed certificate and dated as of the applicable conversion date.

E.              Definitions.  The following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

“Affiliate” of a Person means a Person that directly or indirectly controls, or is controlled by, or is under common control with such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day which is not a Saturday or a Sunday or a public holiday or a day on which banks are required or permitted to close under the laws of the State of California.

“Common Stock” means the Common Stock of the Corporation, par value $0.001 per share.

“Conversion Rate” shall have the meaning set forth in Section IV.A(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect at any applicable time.

“Majority Holders” means holders of Class J Preferred Stock that hold not less than sixty-six and sixty-seven one hundredths percent (66.67%) of the outstanding shares of Class J Preferred Stock.

“Person” shall include an individual, a corporation, a limited liability company, an association, a partnership, a limited liability partnership, a trust or estate, a government or any agency or political subdivision thereof, or any other entity.

“Preferred Stock Issuance Date” means the date on which the Corporation first issues any shares of Class J Preferred Stock.

F.              Preemptive Rights.  The Class J Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

VII.  Notices.  All notices provided hereunder shall be in writing and shall be delivered by courier, messenger, registered or certified mail, return receipt requested, postage prepaid or by facsimile, receipt confirmed by sender and will be deemed to have been given when so mailed (or receipt confirmed in the case of a facsimile) (i) to the Corporation, at its principal executive office and (ii) to the holder of Class J Preferred Stock, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder in notice to the Corporation conforming with this Section VII).

VIII.  Common Stock Reserved.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock such number of shares of

Common Stock as shall from time to time be sufficient to effect conversion of the Class J Preferred Stock.